Exhibit 23.1
Consent of Independent Auditor

We agree to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-230447) and Form S-8 (No. 333-188937 and 333-188936) of Synalloy Corporation of our report, dated March 19, 2021, relating to the financial statements of DanChem Technologies, Inc. appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Greensboro, North Carolina
January 4, 2022